Exhibit 10.5

CONFIDENTIAL PERSONAL INFORMATION

10 July 2003

Mr. Michel Jacques

Dear Michel:

I am pleased to offer you the position of Senior Vice President of Alcan Inc. and President, Alcan Engineered Products, effective 1 October 2003.  You will report to the Office of the President and you will be located in Zurich.

Given that you are required to move to Zurich, effective 1 September 2003, the following conditions will be applied from that date.

1.   STARTING DATE AND DURATION

The effective date of your appointment is 1 October 2003 and is contingent upon successful completion of Swiss immigration requirements.  The anticipated duration of this assignment is approximately 3 to 5 years.

2.   COMPENSATION

Base Salary

Your base salary will be US$300,000 per annum, effective 1 September 2003.  Your salary will be reviewed on 1 January 2004 and then annually on the basis of competitive US compensation data.  Your job grade will be administered at 50 under Alcan's structure.

Executive Performance Award Plan  (EPA)

You will participate in Alcan's Executive Performance Award Plan (EPA) with a guideline bonus of 70% of the midpoint salary (US$374,500).  Effective 1 September 2003, the award payment will be related to the EVA performance of Alcan Engineered Products as well as their Environment, Health and Safety (EH&S) performance.

Long Term Incentive (Stock Option/SPAU and Relative TSR Program)

You will continue to participate in the Alcan Long Term Incentive plans for Executives, Alcan Executive Share Option Plan (AESOP)/ Stock Price Appreciation Units Plan (SPAU) and the Total Shareholder Return (TSR) Plan.  The combined target compensation value of the two Plans will be equal to US$730,000 for 2003 with half of this value delivered in Stock Options/SPAUS and the other half in the TSR Plan.  This compensation value will be revised annually on the basis of competitive US compensation data.  The Awards under both Plans are subject to approval by the Human Resources Committee (HRC) of the Board.

Expatriate Premium

You will receive an Expatriate Premium of 10% of your base salary (up to a maximum of US$35,000), net after tax per annum.  This premium will be adjusted as and when your base salary is adjusted.

Method of Payment

Your salary will be paid to you in Switzerland in CHF and deposited to your designated bank account in Switzerland, with the exception of a portion to be paid in Montreal to cover contributions to Canadian benefit plans.

Arrangements regarding the conversion of your base salary to Swiss Francs will be as follows.  Effective 1 January 2004, a fixed exchange rate will be used for the whole year.  This rate will be set using the AGHO November month end rate of 2003.  In December 2004, a reconciliation using the rates running from end of November 2003 to end of November 2004 will indicate if an adjustment is required.  Note that a variance of 2% over or under the fixed rate will not trigger an adjustment either way.  This will be reviewed and adjusted every year.  This arrangement does not apply to EPA payments.

3.   PENSION/LIFE/LONG-TERM DISABILITY PLAN MEMBERSHIP

Canada is designated as your Retirement Base.  Your current membership in Alcan Pension Plan (Canada), Alcan Life Insurance Plan and Alcan Long-term Disability will continue.  The amount required to cover your contributions to these Plans will be deducted from the portion of your salary disbursed in Canada.  Should your assignment exceed 5 years, your participation in the Alcan Pension Plan will be reassessed.

Furthermore, you will participate in the Alcan Pension Plan for Officers ("APPO"), from the date of appointment.  A copy of the Plan will be provided to you.  Should you have any questions pertaining to this Plan, please contact Michel Méthot at (514) 848-8204.

4.   SOCIAL SECURITY

You will continue to contribute to the Quebec Pension Plan (QPP) and be exempt from contributions to the Swiss scheme.  Deductions for your required contributions to this plan will be made from your Canadian salary disbursement.

If you are required to make contributions to Swiss Social Security (AVS), these contributions will be reimbursed to you.  Should you at some future date receive a refund of contributions from AVS, the refund shall be returned to Alcan.

5.   MEDICAL/DENTAL PLANS

For the duration of your assignment, you and your family will be covered under Alcan Inc.'s medical and dental insurance plans for expatriates.  The procedures for making claims under these plans will be forwarded to you when you take up your assignment.

In case Swiss Medical coverage is required by Swiss law, the company will pay thecost for a coverage corresponding to the expatriate scheme.

6.   EMPLOYEE SAVINGS PLAN

As you are being transferred to an affiliated Group Company outside Canada, your active membership in the Alcan Employee Savings Plan will be suspended.  You will be permitted to maintain your RRSP and DPSP accounts but you must withdraw all funds you may have in the EPSP account upon transfer.  You are expected to settle your EPSP account soon after leaving Canada by calling the Sun Life Call Centre to request a "Voluntary Withdrawal" of the entire value of your EPSP account.

You will not be permitted to make contributions nor will any Company contributions be made to your account for the duration of your expatriate assignment.

7.   AUTOMOBILE

(a)   In Canada

Corporate Fleet Services (CFS) will establish a guaranteed sale price for your personal vehicle.  You will be reimbursed for any shortfall between the resale price and the guaranteed price.  Please contact Keith Grassie at (514) 735-9392 in order to initiate the process.

(b)   In Switzerland

For the duration of your assignment in Switzerland, you will be eligible to participate in the car leasing program under the same terms and conditions that apply to Executives in Switzerland.  Details of the program, including cost to you and limits, will be given to you upon arrival.

8.   HOUSING

In Canada

You will be entitled to participate in the Home Sale Assistance Program or the Rental Management Program, as provided by Royal Lepage Relocation Services (RLRS). Alcan will pay for the appraisal costs or selling or renting your property.  Information regarding these programs may be obtained from Ms. Anne Levasseur in Montreal (514-848-1400).  A decision as to whether you will sell or rent your property must be made by 31 December 2003.

Should you elect to rent your property in Montreal, and in recognition that you will be assuming most of your housing costs in Zurich, Alcan will support your renting efforts as follows:

(1)   All of your furniture that is not moved to Zurich should be stored.  The cost of storage will be for Alcan's account.  Any furnishings and/or major appliances that are left in your house in Montreal for tenant's use will be at your sole risk.  Royal Lepage and Alcan shall not be responsible for such furnishings and/or major appliances under any circumstances.

(2)   You will use the service of RLRS to manage your property during your absence.  The cost of this rental management service will be for Alcan's account, however, costs resulting from regular maintenance will be for your account.

(3) Consistent with our policy that you should not incur basic housing costs in your home and host location simultaneously, and with our practice to use statistics on housing costs, Alcan guarantees that you will receive the minimum gross rental income resulting from renting your property which is equivalent to the Canadian Housing Cost of C$30,340, grossed up for taxes and adjusted from time to time.  Should at some point during your assignment your property not be rented, Alcan will remit to you the monthly Canadian Housing Cost (C$ 2,530 net of taxes).

(4) Upon taking repossession of your property, Alcan will assume the cost if any, up to a maximum of US$25,000, of necessary expenses (covering repairs and painting) to ensure that your property is returned to you in the same condition as prior to your departure.

In Switzerland

If necessary, you will be provided with appropriate temporary accommodation in Switzerland for a reasonable period until such time as you have found suitable permanent accommodation.  The costs of this temporary accommodation will be for the Company's account.

You will be provided with appropriate accommodation in the Zurich area.  You will be responsible for the cost of utilities and rental up to CHF 4,000 per month.  Any rental cost in excess of this amount, and up to CHF 3,000 per month (net of taxes) will be for the Company's account.

9.      RELOCATION

(a)       Related expenses and business class airfares via the most direct route between Montreal and Zurich for you and your spouse will be for the Company's account.

(b)        The cost of storing and/or shipping your household goods and personal effects from Montreal to Switzerland will be for the Company's account.

(c)       You will be entitled to a relocation allowance of the equivalent of one month's Base salary (US$25,000) net of taxes. This allowance is meant to cover incidental expenses incurred as a result of your move such as, but not limited to, curtains and purchase of replacement household equipment when the electrical current is not compatible with current equipment.  Alcan will provide, on a need basis and if the above allowance is not adequate, financial assistance should you be required to purchase major electrical appliances, such as stove, washing machine and so forth.

10.   CROSS-CULTURAL TRAINING

Prior to your departure, arrangements will be made for you and your spouse to attend a cross-cultural training program. This program is designed to help you rapidly adapt to your new environment.  Please contact Continuum International (c/o Ms. Barbara Vyncke, tel.: 514-861-0903 extension 227) to learn more about the services available to you.

     11.   ASSISTANCE FOR CHILDREN

Alcan will provide a monthly allowance of US$1,000.00 per month, net of taxes, to provide assistance for your children who remain in Montreal.  This arrangement will run until 31 December 2004.  This amount will be deposited to your designated bank account in Switzerland.

3.  12.   ASSISTANCE FOR PREPARATION OF INCOME TAX RETURNS

It is very important that you obtain professional tax advice, both in Canada and in Switzerland, prior to making any major financial decisions arising from this transfer.
Canadian financial counseling and tax return preparations related to this assignment will be provided to you by T.E. Financial Consultants Limited (c/o Mr. Michael Giacomodonato, tel.: 514-845-3200 extension 244).  Please contact them prior to your departure.

Similar services in Switzerland will be provided by Mr. Otmar HUBER, Tax Partner AG, Talstrasse 80, 8001 Zurich, Tel.:  0041 1 215 7701.  An entry and exit interview is normally scheduled for all Alcan expatriates going on assignment to Switzerland, therefore, please contact them at your earliest convenience to schedule your meeting.

The fees associated with the above services will be for Alcan's account.

1.    13.   VACATION

Any untaken vacation or leave entitlements you have accumulated in Canada should be cleared with Alcan Inc. before taking up this appointment.  Your vacation entitlement in Switzerland will be 30 days per annum plus statutory holidays.

       14.   HOME LEAVE

Alcan will reimburse you for the cost of one round trip business class airfare for you and your spouse to travel between Zurich and Montreal per 12-month period during the assignment, via the most direct route.  All incidental expenses incurred during such trips will be for your own account.

In addition to the above, should a member of your immediate family not residing with you suffer life-threatening illness, injury or death, assistance will be provided to allow you to be with the relative or attend to necessary arrangements.

3.   15.   CHANGE OF STATUS

In the event that the anticipated duration of this assignment or the position itself changes significantly from what is set in this letter, then the affected terms and conditions will be rediscussed with you.

If at the end of this assignment, you should accept a permanent position in Switzerland, then the benefits provided to you as an expatriate employee will be discontinued.

If, at the end of this assignment, there should be no mutually satisfactory position or location available at that time within Alcan, you and your spouse will be repatriated to Montreal under normal expatriate terms.  Your employment would be terminated according to Alcan's policies regarding expatriate terminations.

4.   16.   CHANGE OF CONTROL

Enclosed is a Change of Control Agreement that I would ask you to sign and return a copy to Robert Maheu.

5.   17.   CONFIDENTIALITY/NON-COMPETITION

You are asked to sign the attached confidentiality and non-competitive agreements.

1.    18.   RELOCATION CONTACTS

Your contact in Montreal for assistance with your relocation is Claire Mallette at (514) 848-8178.  Your contact in Zurich is Marianne Manini at +41(0)1-386-2635.

Please sign and return a copy of this letter indicating your acceptance of the terms and conditions described in it.

I accept the terms and conditions described above.

                                                                                                            /s/ Travis Engen

                                                                                                            Travis Engen

                                                                                                            President and Chief

                                                                                                            Executive Officer

/s/ Michel Jacques                                                          10 July 2003

            Michel Jacques                                                                        date

Attachments

Copies to:         Mr. Richard B. Evans - Alcan Inc.:  Maison Alcan

Mr. Robert Maheu - Alcan Inc.:  Maison Alcan

                        Mrs. Claire Mallette - Alcan Inc.:  Maison Alcan

                        Mr. François Curie - Alcan Holdings Switzerland:  Zurich

                        Ms. Marianne Manini  - Alcan Holdings Switzerland:  Zurich

                        Mr. Jean-Claude Savoie - Alcan Holdings Switzerland:  Zurich

                        Dr. Alan Kimber - British Alcan Aluminium plc:  Uxbridge